Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

News Release

Media Contact: Silvia Davi Marsh & McLennan Companies 212 345 4371 silvia.davi@mmc.com	Investor Contact: Scott Douglas Marsh & McLennan Companies 212 345 5488 scott.d.douglas@mmc.com

Marsh & McLennan Companies Announces Pricing of $500 Million Senior Notes Offering

NEW YORK, July 12, 2011— Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $500 million of 4.80% senior notes due 2021 (the “Notes”). The Company intends to use the net proceeds towards the repurchase of approximately $600 million outstanding aggregate principal amount of its 5.375% Notes due 2014 and 5.750% Notes due 2015 by means of separate tender offers. The closing of the Notes offering is expected to occur on July 15, 2011, subject to certain customary conditions.

BofA Merrill Lynch, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC acted as joint book-running managers for the offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission. The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering, copies of which may be obtained by contacting BofA Merrill Lynch toll free at 1-800-294-1322; Citigroup Global Markets Inc. toll-free at 1-877-858-5407; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With 52,000 employees’ worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com.

SOURCE: Marsh & McLennan Companies, Inc.

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